Exhibit 99.1

REALOGY ANNOUNCES CLOSING OF SECONDARY COMMON STOCK OFFERING; UNDERWRITERS' OPTION EXERCISED IN FULL

PARSIPPANY, NJ - April 16, 2013 -- Realogy Holdings Corp. (NYSE: RLGY) ("Realogy") today announced the closing of its previously announced public offering of 40.25 million shares of its common stock by certain funds affiliated with Apollo Global Management, LLC (NYSE: APO) ("Apollo") at $44.00 per share, which included 5.25 million shares of common stock issued upon the exercise in full of the underwriters' option to purchase additional shares. Giving effect to this transaction, funds affiliated with Apollo will continue to hold approximately 25.2 million shares of Realogy's common stock, representing approximately 17% of shares of common stock outstanding.

Goldman, Sachs & Co., J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and Credit Suisse Securities (USA) LLC acted as joint book-running managers and Goldman, Sachs & Co. and J.P. Morgan Securities LLC served as representatives of the underwriters. Credit Agricole Securities (USA) Inc., Wells Fargo Securities, LLC, CRT Capital Group LLC and Apollo Global Securities, LLC acted as co-managers. The offering of shares may be made only by means of a written prospectus and related prospectus supplement forming a part of the automatically effective registration statement filed by Realogy with the Securities and Exchange Commission. Copies of the prospectus and prospectus supplement relating to this offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by calling toll-free 866-471-2526, by faxing a request to 212-902-9316 or by emailing a request to prospectus-ny@ny.email.gs.com or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, New York 11717 or by calling toll-free 866-803-9204.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Realogy Holdings Corp.
Realogy Holdings Corp. (NYSE: RLGY) is a global leader in residential real estate franchising with company-owned residential real estate brokerage operations doing business under its franchise systems as well as relocation and title and settlement services. Realogy's brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,600 offices with 238,900 independent sales associates doing business in 102 countries around the world. Realogy is headquartered in Parsippany, N.J.

Investor Contacts:                         Media Contact:
Alicia Swift                             Mark Panus
(973) 407-4669                             (973) 407-7215
alicia.swift@realogy.com                         mark.panus@realogy.com

Jennifer Pepper
(973) 407-7487
jennifer.pepper@realogy.com

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